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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Liberte Investors Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Liberte Investors Inc. of our report dated August 14, 2002, with respect to the consolidated statements of financial condition of Liberte Investors Inc. as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002, annual report on Form 10-K of Liberte Investors Inc. and to the reference to our firm under the heading "Experts" in the registration statement/prospectus.


                                                        /s/ KPMG LLP

Dallas, Texas
December 23, 2002